The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated February 7, 2012.

Preliminary Pricing Supplement No. J240 To the Product Supplement No. JPM-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 February 7, 2012
Credit Suisse AG
Structured Investments	Credit Suisse $ Knock-Out Notes due August 20, 2013 Linked to the Performance of an Equally Weighted Basket Consisting of Three Currencies Relative to the U.S. Dollar
General
•
The notes are designed for investors who seek a return at maturity linked to the appreciation of an equally weighted basket of three currencies relative to the U.S. dollar (the number of U.S. dollars per unit of the relevant Basket Currency), as set forth below. Investors should be willing to forgo interest and dividend payments and, if the Final Basket Level is more than 20% below the Initial Basket Level, be willing to lose up to 100% of their investment. If a Knock-Out Event does not occur, at maturity investors will be entitled to receive at least the principal amount of their notes plus the product of $1,000 and the Contingent Minimum Return, which is expected to be 11.50% (to be determined on the Pricing Date) and will have the opportunity to participate in the appreciation of the Basket above the Contingent Minimum Return, if any (subject to the embedded maximum return, as described below). Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing August 20, 2013.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about February 10, 2012 (the “Pricing Date”) and are expected to settle on or about February 15, 2012. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to the performance of an equally weighted basket consisting of three currencies (each a “Basket Currency” and, together, the “Basket Currencies”) relative to the U.S. dollar. Each Basket Currency is identified in the table below, together with its Fixing Source, Fixing Time, Initial Spot Rate and Weighting:

	Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate*	Weighting
	Canadian dollar (“CAD”)	WMR page: WMRSPOT09	12:00 PM London		1/3
	Mexican peso (“MXN”)	WMR page: WMRSPOT10	12:00 PM London		1/3
	Brazilian real (“BRL”)	WMR page: WMRSPOT09	12:00 PM London		1/3
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Basket, as follows:
• If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will be calculated as follows:
$1,000 + ($1,000 × Basket Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity.

•  If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the greater of (i) the Basket Return and (ii) the Contingent Minimum Return. In this case, at maturity you will be entitled to receive at least $1,115 per $1,000 principal amount of notes, subject to our ability to pay our obligations as they become due.

Knock-Out Event:	A Knock-Out Event occurs if the Final Basket Level is less than the Initial Basket Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	Expected to be 20% (to be determined on the Pricing Date).
Basket Return:	The Basket Return will be calculated as follows:
		Final Basket Level – Initial Basket Level Initial Basket Level	; subject to a minimum of 0.0
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The Final Basket Level will be calculated as follows:
100 × [1 + (CAD Return × 1/3) + (MXN Return × 1/3) + (BRL Return × 1/3)
The CAD Return, MXN Return and the BRL Return refer to the Currency Return for the Canadian dollar, the Mexican peso and the Brazilian real, respectively.
Currency Return:	For each Basket Currency, the performance of such Basket Currency relative to the U.S. dollar from its Initial Spot Rate to its Final Spot Rate, divided by the Final Spot Rate, calculated as follows:
Final Spot Rate — Initial Spot Rate Final Spot Rate

This formula for calculating the Currency Return for each Basket Currency is mathematically different from other common return formulae. By dividing by the Final Spot Rate instead of the Initial Spot Rate, the Currency Return for each Basket Currency is not linear (e.g., an increase of 10% in the Final Spot Rate results in a Currency Return for such Basket Currency of 9.09% and a decrease of 10% in the Final Spot Rate results in a Currency Return for such Basket Currency of -11.11%). If a Basket Currency appreciates relative to the U.S. dollar over the term of the notes, the Currency Return for such Basket Currency will increase at a ratio that is less than one-to-one, and this formula will prevent the Currency Return for such Basket Currency from reaching or exceeding 100% regardless of how much such Basket Currency appreciates relative to the U.S. dollar. If a Basket Currency depreciates relative to the U.S. dollar, the Currency Return for such Basket Currency will decline at a ratio greater than one-to-one (i.e., there is embedded downside leverage in the Currency Return formula) and this formula will permit the Currency for any Basket Currency to reach or fall below 100%. Therefore, although the Basket is linked to the performance of an equally weighted basket of three Basket Currencies relative to the U.S. dollar, a decline in the Final Spot Rate of any single Basket Currency relative to its Initial Spot Rate could account for a loss of up to your entire principal amount of the notes regardless of the performance of any other Basket Currency. Accordingly, your payment at maturity may be less than if you had invested in similar notes that use a linear method for calculating currency returns. Please see “Hypothetical Currency Return” and “Selected Risk Considerations” in this pricing supplement for more information.

(cover continued on next page)

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $987.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $12.50 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P.Morgan
Placement Agent
February     , 2012

(continued from previous page)

Initial Spot Rate:*	For each Basket Currency, the Spot Rate for such Basket Currency on the Pricing Date.
Final Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Valuation Date.
Spot Rate:	On any day, the Spot Rate for a given Basket Currency is:
•
for the CAD, the CAD/USD exchange rate at approximately 12:00 p.m. London time, expressed as the number of U.S. dollars per Canadian dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT09 (or any successor page) at such time;

•
for the MXN, the MXN/USD exchange rate at approximately 12:00 p.m. London time, expressed as the number of U.S. dollars per Mexican peso, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 (or any successor page) at such time; and

•
for the BRL, the BRL/USD exchange rate at approximately 12:00 p.m. London time, expressed as the number of U.S. dollars per Brazilian real, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT09 (or any successor page) at such time.

Contingent Minimum Return:	Expected to be 11.50% (to be determined on the Pricing Date).
Valuation Date:†	August 15, 2013
Maturity Date:†	August 20, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TMY4
* Subject to adjustment as described below under “Succession Events”. In the event that the Spot Rate for any Basket Currency is not available on the Pricing Date, the Initial Spot Rate for such Basket Currency will be determined by the calculation agent on the immediately following trading day on which an Initial Spot Rate is available.
† The Valuation Date is subject to postponement in respect of each Basket Currency if such date is not an underlying business day for such Basket Currency or as a result of a currency disruption event in respect of such Basket Currency, and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed for any Basket Currency, in each case as described herein.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Basket, assuming an Initial Basket Level of 100, a Knock-Out Buffer Amount of 20% and a Contingent Minimum Return of 11.50%. The actual Knock-Out Buffer Amount and Contingent Minimum Return will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the Final Basket Level and on whether a Knock-Out Event occurs. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Return on the Notes	Payment at Maturity
190.00	90.00%	90.00%	$1,900.00
180.00	80.00%	80.00%	$1,800.00
170.00	70.00%	70.00%	$1,700.00
160.00	60.00%	60.00%	$1,600.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
115.00	11.50%	11.50%	$1,115.00
110.00	10.00%	11.50%	$1,115.00
105.00	5.00%	11.50%	$1,115.00
101.00	1.00%	11.50%	$1,115.00
100.00	0.00%	11.50%	$1,115.00
95.00	-5.00%	11.50%	$1,115.00
90.00	-10.00%	11.50%	$1,115.00
80.00	-20.00%	11.50%	$1,115.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Example 1: The Final Basket Level increases from the Initial Basket Level of 100 to a Final Basket Level of 120. Because a Knock-Out Event has not occurred and the Basket Return of 20.00% is greater than the Contingent Minimum Return, the investor receives a payment at maturity of $1,200 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the greater of (i) the Basket Return and (ii) the Contingent Minimum Return)
	=	$1,000 + ($1,000 × the Basket Return)
	=	$1,000 + ($1,000 × 20.00%)
	=	$1,200

Example 2: The Final Basket Level increases from the Initial Basket Level of 100 to a Final Basket Level of 101. Because a Knock-Out Event has not occurred and the Contingent Minimum Return is greater than the Basket Return of 1.00%, the investor receives a payment at maturity of $1,115 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the greater of (i) the Basket Return and (ii) the Contingent Minimum Return)
	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 11.50%)
	=	$1,115

Example 3: The Final Basket Level decreases from the Initial Basket Level of 100 to a Final Basket Level of 90. Because a Knock-Out Event has not occurred and the Contingent Minimum Return is greater than the Basket Return of -10.00%, the investor receives a payment at maturity of $1,115 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the greater of (i) the Basket Return and (ii) the Contingent Minimum Return)
	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 11.50%)
	=	$1,115

Example 4: The Final Basket Level decreases from the Initial Basket Level of 100 to a Final Basket Level of 70. Because a Knock-Out Event has occurred and the Basket Return is -30.00%, the investor receives a payment at maturity of $700 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Basket Return)
	=	$1,000 + ($1,000 × -30.00%)
	=	$700

Hypothetical Currency Return

The graph below is an illustration of how the Currency Return for each Basket Currency will be calculated for a hypothetical range of performance for a Basket Currency. The graph illustrates the effect of changes in the value of a Basket Currency relative to the U.S. dollar (using a linear return formula), which is referred to as the “Currency Performance” in the graph below, on the Currency Return for such Basket Currency. The hypothetical Currency Returns set forth below are for illustrative purposes only. The actual Currency Return for each Basket Currency will be determined based on the Initial Spot Rate and Final Spot Rate for each such Basket Currency and will be determined pursuant to the formula set forth on the cover of this pricing supplement. The Payment at Maturity may be less than if you had invested in similar notes that use a linear method for calculating currency returns.  Please see “Selected Risk Considerations” in this pricing supplement for more information.

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Basket at maturity, if any (subject to the embedded maximum return, as described herein). If the Final Basket Level has not declined as compared to the Initial Basket Level by more than the Knock-Out Buffer Amount, you will be entitled to receive at least the principal amount of your notes at maturity. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
MULTIPLE BASKET CURRENCIES — The return on the notes, which may be positive, zero or negative, is linked to an equally weighted basket consisting of the Canadian dollar, the Mexican peso and the Brazilian real, each of which we refer to as a Basket Currency, relative to the U.S. dollar (the number of U.S. dollars per unit of the relevant Basket Currency).

•
EMBEDDED MAXIMUM RETURN, ACCELERATED LOSS IF ANY BASKET CURRENCY DEPRECIATES RELATIVE TO THE U.S. DOLLAR AND DECREASING GAIN IF ANY BASKET CURRENCY APPRECIATES RELATIVE TO THE U.S. DOLLAR — The Currency Return formula includes, for each Basket Currency, an embedded maximum return, an embedded downside leverage and an embedded negative upside leverage. The embedded negative upside leverage decreases as a Currency Return increases, and the embedded downside leverage increases as a Currency Return decreases. Please see “Hypothetical Currency Return” and “Selected Risk Considerations — THE METHOD OF CALCULATING THE CURRENCY RETURNS WILL DIMINISH ANY BASKET CURRENCY APPRECIATION RELATIVE TO THE U.S. DOLLAR,” “— THE METHOD OF CALCULATING THE CURRENCY RETURNS WILL MAGNIFY ANY BASKET CURRENCY DEPRECIATION RELATIVE TO THE U.S. DOLLAR” and “— YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM PAYMENT AT MATURITY” in this pricing supplement for more information.

•
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of material U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Basket Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
THE RETURN ON THE NOTES WILL BE AFFECTED BY THE KNOCK-OUT BUFFER AMOUNT AND THE OCCURRENCE OF A KNOCK-OUT EVENT — If the Final Basket Level has declined from the Initial Basket Level by more than the Knock-Out Buffer Amount of 20% (to be determined on the Pricing Date), you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level. In these circumstances, you will lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Basket.

•
THE METHOD OF CALCULATING THE CURRENCY RETURNS WILL DIMINISH ANY BASKET CURRENCY APPRECIATION RELATIVE TO THE U.S. DOLLAR — The Currency Return for each Basket Currency, which is used to determine the Basket Return, is calculated by dividing the difference between the applicable Final Spot Rate and the applicable Initial Spot Rate by the applicable Final Spot Rate, rather than dividing that difference by the applicable Initial Spot Rate. Therefore, if the Final Spot Rate for a Basket Currency is greater than its Initial Spot Rate, the denominator of the fraction will always be greater than the denominator that would have been used if the Currency Return formula divided by the Initial Spot Rate and in all cases the Currency Return will be less than 100%. As a result, any Basket Currency appreciation relative to the U.S. dollar will be diminished. For example, assuming the Initial Spot Rate for a Basket Currency relative to the U.S. dollar is 1.0, if such Basket Currency appreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 1.1, the applicable Currency Return will only be 9.09%. This embedded negative leverage is variable and decreases as the Currency Return increases. Accordingly, your Payment at Maturity may be less than if you had invested in similar notes that use a linear method for calculating the basket return. For additional information, see “Hypothetical Currency Return” in this pricing supplement.

•
THE METHOD OF CALCULATING THE CURRENCY RETURNS WILL MAGNIFY ANY BASKET CURRENCY DEPRECIATION RELATIVE TO THE U.S. DOLLAR — Because the Currency Return formula for each Basket Currency is calculated by dividing the difference between the applicable Final Spot Rate and the applicable Initial Spot Rate by the applicable Final Spot Rate, rather than dividing that difference by the applicable Initial Spot Rate, if the Final Spot Rate for a Basket Currency is less than its Initial Spot Rate (resulting in a negative Currency Return), the denominator of the fraction will always be smaller than the denominator that would have been used if the Currency Return formula divided by the Initial Spot Rate. As a result, any Basket Currency depreciation relative to the U.S. dollar will be magnified. For example, assuming the Initial Spot Rate for a Basket Currency relative to the U.S. dollar is 1.0, if such Basket Currency depreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 0.9, the applicable Currency Return will be -11.11%. This embedded downside leverage is variable and increases as the Basket Return decreases. Accordingly, your Payment at Maturity may be less than if you had invested in similar notes that use a linear method for calculating the basket return. For additional information, see “Hypothetical Currency Return” in this pricing supplement.

•
YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM PAYMENT AT MATURITY — The Currency Return for each Basket Currency is calculated by dividing the difference between the applicable Final Spot Rate and the applicable Initial Spot Rate by the applicable Final Spot Rate, rather than dividing that difference by the Initial Spot Rate. Therefore, if the Final Spot Rate for a Basket Currency increases relative to such Basket Currency’s Initial Spot Rate, the denominator of the fraction will always be greater than the denominator that would have been used if the Currency Return formula divided by the Initial Spot Rate, which means that the Currency Return for any Basket Currency can never reach or exceed 100% and the Final Basket Level in all cases will be less than 200. Accordingly, your Payment at Maturity may be less than if you had invested in similar notes that use a linear method for calculating currency returns. For additional information, see “Hypothetical Currency Return” in this pricing supplement.

•
THE CURRENCY RETURN FOR ANY BASKET CURRENCY MAY BE LESS THAN -1.0 — Although the Basket is linked to the performance of an equally weighted basket of three Basket Currencies, the Currency Return for any Basket Currency may be less than -1.0, which means that a decline in the Final Spot Rate of any single Basket Currency relative to its Initial Spot Rate could account for a loss of up to your entire principal amount, regardless of the performance of any other Basket Currency.

Because the Currency Return formula includes an embedded maximum return for each Basket Currency, embedded negative upside leverage and the embedded downside leverage, it is possible that depreciation in one or more Basket Currencies may not be offset by appreciation in the other Basket Currencies, even significant appreciation. Please see “Hypothetical Currency Return” in this pricing supplement for more information.

•
CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the governments of Canada, Mexico and Brazil, and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and the Payment at Maturity.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies.

•
CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY OFFSET EACH OTHER — Movements in the exchange rates of the Basket Currencies relative to the U.S. dollar may not correlate with each other. At a time when the value of one or more of the Basket Currencies appreciates relative to the U.S. dollar, the value of one or more of the other Basket Currencies may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Currencies relative to the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Currencies relative to the U.S. dollar.

•
YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS — If the Final Basket Level is less than the Initial Basket Level by more than the Knock-Out Buffer Amount of 20%*, you will not be entitled to receive the Contingent Minimum Return of 11.50%* on the notes and you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Basket Level as compared to the Initial Basket Level. Under these circumstances, you will lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Basket Currencies.

* The actual Knock-Out Buffer Amount and the actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 20% and 11.50%, respectively.

•
THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — Certain of the Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Emerging markets have recently undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the notes.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the United States, Canada, Mexico and Brazil and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in the United States, Canada, Mexico and Brazil.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Canada, Mexico and Brazil and those of other countries important to international trade and finance.

•
LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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HEDGING AND TRADING IN THE BASKET CURRENCIES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Currencies or instruments related to the Basket Currencies. We or our affiliates may also trade in the Basket Currencies or instruments related to the Basket Currencies from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time publish research reports or otherwise express opinions with respect to the Basket Currencies and these reports may or may not recommend that investors buy or hold the Basket Currencies. As a prospective purchaser of the notes, you should undertake an independent investigation of the Basket Currencies that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

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CURRENCY DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its discretion, determine that the markets have been affected in a manner that prevents it from determining the Spot Rate for any Basket Currency in the manner described herein and calculating the amount that we are required to pay you upon maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its discretion, determines that any of these events prevents us or any of our affiliates from determining the Spot Rate for any Basket Currency on the Valuation Date, it is possible that the Valuation Date for each Basket Currency and the Maturity Date will be postponed and your return may be adversely affected. No interest or other payment will be payable as a result of such postponement.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Basket during the term of the notes, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the Final Basket Level has decreased, as compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount;

o	the expected volatility in the Basket Currencies and the U.S. dollar;

o	the time to maturity of the notes;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies or markets generally and which may affect the level of the Basket; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Currency, as well as the Basket as a whole, based on the exchange rates obtained from Bloomberg of the Basket Currencies. The Basket graph sets forth the historical performance of the Basket from January 1, 2007 through February 3, 2012. The graph of the historical performance assumes the Basket Level on February 3, 2012 was 100 and the Basket Currency Weightings were as specified on the cover of this pricing supplement. The Basket Currency graphs set forth the historical performance of each Basket Currency from January 1, 2007 through February 3, 2012. As used herein, the exchange rates are expressed as the number of U.S. dollars per one unit of such Basket Currency. For each Basket Currency below, a higher exchange rate over a period of time indicates a strengthening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a weakening of that Basket Currency relative to the U.S. dollar. The U.S. dollar-Canadian dollar exchange rate on February 3, 2012 was 1.0066. The U.S. dollar-Mexican peso exchange rate on February 3, 2012 was 0.07899. The U.S. dollar-Brazilian real exchange rate on February 3, 2012 was 0.5824. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The exchange rates published by Bloomberg for the Basket Currencies on any day including the Valuation Date may differ from the Spot Rates on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rates used to determine the Currency Returns applicable to the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Basket Currencies relative to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in any return of your initial investment.

Currency Disruption Events

A “currency disruption event” is, in respect of a Basket Currency:

(a)  a convertibility event;

(b)  a deliverability event;

(c)  a liquidity event;

(d)  a taxation event;

(e)  a discontinuity event; or

(f)  a price source disruption event,

in each case as determined by the calculation agent in its sole discretion and in the case of an event described in clause (a), (b), (c), (d) or (e) above, a determination by the calculation agent in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

“Convertibility event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      converting a Basket Currency into U.S. dollars through customary legal channels; or

(ii)      converting a Basket Currency into U.S. dollars at a rate at least as favorable as the rate for domestic institutions located in Canada, Mexico or Brazil (each, a “Basket Currency Country”), as applicable.

“Deliverability event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      delivering a Basket Currency from accounts inside the relevant Basket Currency Country to accounts outside the relevant Basket Currency Country; or

(ii)      delivering a Basket Currency between accounts inside the relevant Basket Currency Country or to a party that is a non-resident of a Basket Currency Country.

“Liquidity event” means the imposition by a Basket Currency Country (or any political subdivision or regulatory authority thereof) or the U.S. (together with the Basket Currency Countries, a “relevant country”) (or any political subdivision or regulatory authority thereof) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in such Basket Currency Country or the U.S., as applicable, by a non-resident of such Basket Currency Country or the U.S., as applicable), or the publication of any notice of an intention to do so, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in the applicable Basket Currency or the U.S. dollar.

“Taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof), or the publication of any notice of an intention to implement, any changes to the laws or regulations relating to foreign investment in such relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in the applicable Basket Currency or the U.S. dollar.

“Discontinuity event” means the pegging or de-pegging of a Basket Currency to the U.S. dollar or the controlled appreciation or devaluation by the relevant country (or any political subdivision or regulatory authority thereof) of a Basket Currency relative to the U.S. dollar, as determined by the calculation agent in good faith and in a commercially reasonable manner.
“Price source disruption event” means the non-publication or unavailability of the applicable Spot Rate for a Basket Currency relative to the U.S. dollar on the applicable Reuters page (or any substitute page) at the relevant valuation time.

If the calculation agent determines that a currency disruption event exists in respect of any Basket Currency on the Valuation Date, then the Valuation Date in respect of such Basket Currency will be postponed to the first succeeding underlying business day on which the calculation agent determines that no currency disruption event exists in respect of such Basket Currency, unless the calculation agent determines that a currency disruption event exists in respect of such Basket Currency on each of the five underlying business days immediately following the Valuation Date. In that case, (a) the fifth succeeding underlying business day after the scheduled Valuation Date will be deemed to be the Valuation Date or such Basket Currency, notwithstanding the currency disruption event, and (b) the calculation agent will determine the Final Spot Rate on that deemed Valuation Date for such Basket Currency in good faith and in a commercially reasonable manner, taking into account the latest available quotation for the Spot Rate for such Basket Currency and any other information that it deems relevant, as of the relevant valuation time on that deemed Valuation Date for such Basket Currency (subject to the provisions described under “Succession Events” herein).

In the event that a currency disruption event exists in respect of a Basket Currency on the Valuation Date, the Maturity Date will be the fifth business day following the day on which the Final Spot Rate for such Basket Currency has been calculated.

In the event that a currency disruption event exists in respect of a Basket Currency on the Valuation Date, the Valuation Date for any Basket Currency not affected by a currency disruption event will not be postponed.

A “underlying business day” is a day other than a Saturday or Sunday on which (a) banking institutions in The City of New York and the principal financial center for the Reference Currency are open for dealings in foreign exchange, and (b) banking institutions in The City of New York and such principal financial center for the Reference Currency are not otherwise authorized or required by law, regulation or executive order to close.

Succession Events

A “succession event” means the occurrence of either of the following events:

(a) a Basket Currency or the U.S. dollar is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b) any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event.

We refer to a Basket Currency or the U.S. dollar with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i) in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii) in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from such division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for the Spot Rate for the relevant Basket Currency and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event:

(x) if the former currency is a Basket Currency, the Initial Spot Rate for the successor currency will be equal to (A) the product of the Initial Spot Rate for the former currency and the official conversion rate for the former currency per one unit of successor currency (as publicly announced by the reference currency country) used by the relevant country to set its official exchange rate for the U.S. dollar per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the relevant country, the product of the Spot Rate for the successor currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for the former currency and the denominator of which is the Spot Rate for the former currency on the business day immediately preceding the effective date of such succession event; or

(y) if the former currency is the U.S. dollar, the Initial Spot Rate for each Basket Currency will be adjusted to be equal to (A) the product of the Initial Spot Rate of such Basket Currency immediately prior to such adjustment and the official conversion rate for the successor currency in respect of such Basket Currency per one unit of former currency (as publicly announced by the U.S.) used by the U.S. to set its official exchange rate for such Basket Currency per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the U.S., the product of the Spot Rate for such Basket Currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for such Basket Currency immediately prior to such adjustment and the denominator of which is the Spot Rate for such Basket Currency (determined by reference to the Spot Rate relative to the former currency) on the underlying business day immediately preceding the effective date of such succession event.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Fixing Source for purposes of determining the Spot Rate for such Basket Currency or the U.S. dollar, as applicable.

Notwithstanding the foregoing, if, as a result of a succession event, (1) in the case of a former currency that is a Basket Currency, the successor currency is the same as the U.S. dollar or, (2) in the case of a former currency that is the U.S. dollar, a Basket Currency is the same as the successor currency, in lieu of the adjustments described in the two immediately preceding paragraphs, the Spot Rate for a Basket Currency on each underlying business day occurring on and after the effective date of such succession event will be deemed to be equal to the Spot Rate for such Basket Currency on the underlying business day immediately preceding such effective date.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes. Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Foreign Contingent Debt Regulations”) in the manner described below. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Under this treatment, the capital gain election that would otherwise be applicable to certain foreign currency contracts will not be available.

Alternative Characterizations of the Securities

It is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is different than that described above. For example, the IRS could assert that the securities constitute a forward contract. In such case, gain or loss would be recognized at maturity. It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option. In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your securities for U.S. federal income tax purposes, and the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the securities.

Under the Foreign Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Foreign Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is projected to be paid prior to the maturity date for U.S. federal income tax purposes).

Under the Foreign Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 2.05%, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the maturity date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the maturity date, at which time the projected payment amount includes $          of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are certain payments attributable to withholdable payments. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding regime will apply to withholdable payments made after December 31, 2013, and to passthru payments made after December 31, 2014. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision. The IRS has suspended the requirement to file IRS Form 8938 with income tax returns for returns that are filed before the date of release of IRS Form 8938. However, following the release of IRS Form 8938, U.S. Holders for which the filing of IRS Form 8938 has been suspended for a taxable year will be required to attach IRS Form 8938 for each suspended taxable year to their next income tax or information return required to be filed with the IRS. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS. A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction. You should consult your tax adviser as to the requirement you may have to disclose your securities transaction to the IRS.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $12.50 per $1,000 principal amount of notes. For additional information, see “Underwriting” in the accompanying product supplement.

Credit Suisse